Exhibit 99.1

AdvancePCS Announces Record Earnings For

Fiscal Second Quarter Ended September 30, 2003

Raises Earnings Guidance for Fiscal 2004

For Immediate Release

IRVING, Texas, October 27, 2003 — AdvancePCS (Nasdaq: ADVP), the nation’s leading health improvement company, today reported record earnings for its second quarter of fiscal 2004. For the quarter ended September 30, 2003, AdvancePCS generated revenues of $3.7 billion, net income of $51.3 million and earnings per diluted share of $0.52, compared to revenues of $3.5 billion, net income of $42.2 million and earnings per diluted share of $0.43 for the second quarter of the prior year.

The second quarter results produced 22 percent and 21 percent growth rates in earnings and earnings per share on a year-over-year basis, respectively. Diluted weighted average shares outstanding were 98.4 million in the second quarter of fiscal 2004 and fiscal 2003.

As announced on September 2, 2003, AdvancePCS and Caremark Rx have signed a definitive merger agreement to join together two highly complementary organizations in the competitive business of providing pharmaceutical and health improvement services to both the public and private sectors. In association with the announced transaction, AdvancePCS conducted significant due diligence and incurred incremental expenses that were included in the second quarter earnings reported above.

Excluding $3.4 million ($2.0 million net of taxes) in merger-related charges associated with preparing for the company’s strategic combination with Caremark Rx, AdvancePCS generated earnings of $53.3 million, net of taxes, and earnings per diluted share of $0.54 for the second quarter of fiscal 2004, producing 26 percent growth rates in earnings and earnings per diluted share on a year-over-year basis(1).

For the six months ended September 30, 2003, the company reported revenues of $7.5 billion and net income of $99.7 million, compared with revenues of $6.7 billion and net income of $77.6 million for the comparable period last year, representing increases of 11 percent and 29 percent, respectively. Diluted earnings per share were $1.02 for the six months ended September 30, 2003 compared with $0.77 in six months in the prior year, an increase of 32 percent.

“We are very pleased to report this 37th consecutive quarter of record earnings for our shareholders, as we continue to serve our customers by offering them cost-effective solutions in managing their health care expenditures,” said David D. Halbert, AdvancePCS chairman, president and CEO. “Our results reflect our success in helping our clients lower drug costs by driving increased home delivery pharmacy service and greater discounts from manufacturers, while our clients benefited from lower drug utilization trends.

“With our strong financial results posted in the second quarter, and our confidence in our ability to continue along this track, we are comfortable increasing our previously established earnings guidance for FY2004 to $2.13 to $2.17 per diluted share,” said Halbert.

The company’s strong performance generated cash provided by operating activities of $74.4 million during the quarter. Year-to-date in fiscal 2004, AdvancePCS generated cash provided by operating activities of $152.7 million, compared to $109.5 million for the comparable period last year. During the quarter, the company paid down $100.0 million of debt and as of September 30, 2003, has a debt to annualized (current quarter multiplied by four) EBITDA(2) ratio of 0.7 times.

Operations

Home delivery pharmacy claims grew to 4.3 million during the second quarter, an increase of 10 percent over the second quarter of the prior year and 2 percent sequentially. These solid mail pharmacy service results reflect the success of the company’s mail penetration programs launched earlier this year.

“We continued growing our highly efficient home delivery pharmacy operations, which provides an attractive pricing advantage to our clients and their members,” Halbert said. “Our year-over-year home delivery pharmacy service growth was especially notable given that this is the first quarter in which the prior year’s comparable quarter contains results from the Horizon contract, which was implemented in the second fiscal quarter last year. We sustained this growth even though we lost the Mail Handlers Benefit Plan contract at the beginning of this calendar year.”

AdvancePCS SpecialtyRx, the company’s specialty pharmacy business, continued to grow strongly during the quarter. Specialty pharmacy revenues reached $106.3 million, or $425 million on an annualized basis, during the second quarter, compared to $54.1 million for the same quarter of the prior year, representing 96 percent growth. On a sequential basis, specialty pharmacy revenues grew 14 percent in the second quarter.

In addition, the company recently released its “Health Improvement Report,” which presented evidence of cost savings results in the specialty pharmacy segment. The report offers case studies demonstrating how AdvancePCS’ specialty benefit management programs saved health plans in the range of 17 percent to 30 percent in specialty drug costs in one year. Currently, AdvancePCS SpecialtyRx has contracts with clients representing more than 20 million members.

“We are pleased with the Medical Management Group’s solid performance during the second quarter. Its contribution to AdvancePCS’ overall results continues to increase, while its contribution to our clients’ results is evident as well,” said Danny Phillips, senior executive vice president, responsible for the Medical Management Group. “Our clients are benefiting from our unique ability to manage overall health costs relating to costly, chronic disease states through our integrated specialty pharmacy and disease management services.”

Client Update

AdvancePCS is pleased to announce that it will provide full service, pharmacy benefit management programs to WisconsinRx, a private, not-for-profit, statewide organization formed to purchase prescription drugs for Wisconsin employer and labor groups, including public entities such as cities and counties. WisconsinRx was launched in September 2003 by a coalition of business and labor groups that expects to serve up to one million members in the first year of operation. AdvancePCS services will commence in January 2004.

As announced during the quarter, AdvancePCS signed a renewal agreement to provide pharmacy claims processing services to the approximately 5.3 million members of Health Net Inc. The California-based company provides health benefits to members in 15 states. Under terms of the three-year contract, which is effective April 1, 2004, AdvancePCS will provide claims processing services to Health Net members via its superior information technology linked to more than 58,000 chain and independent pharmacies throughout the nation.

During the second quarter, the company also announced the introduction of a new technology solution in conjunction with Horizon Blue Cross Blue Shield of New Jersey (Horizon BCBSNJ) that provides physicians with online access to member drug claim histories, formulary search tools and other prescribing resources. This new program, which uses a secure, privacy-protected online Web site developed by AdvancePCS, empowers physicians to make more informed decisions at the point of prescribing by providing critical safety and clinical information.

During the quarter, AdvancePCS’ subsidiary, Consumer Health Interactive (CHI) won seven awards from the Web Marketing Association for Web sites developed for customers. CHI offers consumer-focused Web sites for health care organizations, combining information on plan services with engaging, clinically reviewed content to facilitate consumer education and empowerment. As well, CHI recently announced the launch of a personalized, online health and wellness resource for Wellmark Blue Cross and Blue Shield, the latest of several sites developed for health plan industry leaders.

“It has been a busy, successful selling season for AdvancePCS,” Halbert said. “We are pleased with our success in winning and renewing clients, but we are particularly proud that we have been successful in pioneering new, innovative technology solutions for our clients that help them educate both physicians and members with information that is critical for informed decision making and successful patient self management.”

Conference Call Information

As previously announced, AdvancePCS will hold an investor conference call at 10:30 a.m. CST on Tuesday, October 28, 2003, to review the financial results and discuss the general operations of the company. The call will be broadcast live through the Internet and can be accessed at the investor relations section of the AdvancePCS Web site at www.advancepcs.com. The Webcast will be archived and available for replay. A telephone replay of the conference call will be available beginning at 1 p.m. CST on October 28 by dialing 888-203-1112, confirmation code 215788.

About AdvancePCS

AdvancePCS is the nation’s leading independent provider of health improvement services. AdvancePCS offers health plans a wide range of health improvement products and services designed to improve the quality of care delivered to health plan members and manage costs.

The company’s capabilities include integrated mail service and retail pharmacy networks, innovative clinical services, customized disease management programs, specialty pharmacy, outcomes research, information management, prescription drug services for the uninsured and online health information for consumers. AdvancePCS clients include Blue Cross and Blue Shield organizations, insurance companies and HMOs, Fortune 500 employers, Taft-Hartley groups, third-party administrators, state and local governments, and other health plan sponsors.

AdvancePCS is listed as both a Fortune 500 and a Fortune 500 Global company. AdvancePCS is ranked by Fortune magazine as one of America’s 100 fastest-growing public companies and is included on the Forbes Platinum 400 list of best big companies. AdvancePCS earned the No. 3 spot on the Barron’s 500 list of best performing companies.

Forward-Looking Statements

Any statements included in this press release that are not historical facts and that concern predictions of economic performance and management’s plans and objectives constitute forward-looking statements under the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. We do not undertake any obligation to provide updates to such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to:

•	Risks associated with competition in our industry, including client retention, the ability to consummate contracts with new clients and pricing and margin pressures from competitors and client demands;

•	Risks related to our relationships with pharmaceutical manufacturers or a change in pricing, discounts or other practices of these manufacturers;

•	Risks related to compliance with governmental legislation and regulations, including compliance with any changes in the interpretations of existing laws and regulations and the passage of new legislation or regulations;

•	Risks related to our ability to develop, market and sell new products, services and technologies;

•	Risks associated with adverse results in litigation or other liability claims asserted against us, including professional liability claims in excess of our insurance coverage and challenges to our business practices;

•	Risks related to maintaining our pharmacy network affiliations;

•	Risks associated with managing and integrating past and future acquisitions;

•	Risks associated with maintaining and managing our growth;

•	Risks associated with the general changes in the health care industry, including increases in health care costs, changes in drug utilization and the introduction rates of new drugs;

•	Risks associated with our ability or inability to attract and retain qualified personnel;

•	Risk associated with general economic and business conditions, including exposure to clients’ credit risks;

•	Risks associated with our debt obligations, including compliance with covenants contained in our credit agreements; and

•	Risks associated with delays or failure in completing our proposed merger with Caremark Rx, Inc.

# # #

Contacts:	Investors
Leslie Simmons
Senior Vice President, Corporate Communications
469-524-7970

John Jennings
Vice President, Investor Relations
469-524-7235

Media
Dale Thomas
Manager, Public Relations
480-614-7212

Condensed Statement of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months Ended Sept. 30,		Six Months Ended Sept. 30,
	2003	2002	2003	2002
Revenues(3)	$3,692,382	$3,502,767	$7,496,372	$6,738,039
Cost of revenues(3)	3,527,977	3,367,305	7,178,933	6,477,230
Selling, general and administrative	66,826	54,182	128,919	107,447
Merger-related charges	3,385	—	4,065	—

Operating income	94,194	81,280	184,455	153,362
Interest expense, net	7,976	10,292	16,694	20,456
Loss on early retirement of debt(4)	—	—	—	2,444
Loss from joint venture	1,424	1,224	2,996	2,257

Income before taxes	84,794	69,764	164,765	128,205
Provision for income taxes(4)	33,494	27,557	65,082	50,654

Net income	$51,300	$42,207	$99,683	$77,551

Net income per share:
Diluted	$0.52	$0.43	$1.02	$0.77
Basic	$0.56	$0.46	$1.09	$0.84

Weighted average shares outstanding:
Diluted	98,391	98,412	97,560	100,255
Basic	92,073	91,615	91,456	92,319

Supplemental Data

(Unaudited)

(in thousands)

	Three Months Ended Sept. 30		Six Months Ended Sept. 30
	2003	2002	2003	2002
EBITDA Reconciliation(2):
Net Income	$51,300	$42,207	$99,683	$77,551
Add:
Interest expense, net	7,976	10,292	16,694	20,456
Loss on early retirement of debt	—	—	—	2,444
Income taxes	33,494	27,557	65,082	50,654
Depreciation & amortization	13,816	10,929	27,525	21,689

EBITDA	$106,586	$90,985	$208,984	$172,794

Current income taxes	(33,494)	(27,557)	(65,082)	(50,654)
Interest expense, net	(7,976)	(10,292)	(16,694)	(20,456)
Loss on early retirement of debt	—	—	—	(2,444)
Undistributed loss from JV	(1,424)	(1,224)	(2,996)	(2,257)
Other adjustments to reconcile net income to net cash provided by operating activities	10,707	31,219	28,525	12,504

Net cash provided by operating activities	$74,399	$83,131	$152,737	$109,487

Pharmacy network claims processed	118,850	120,056	241,839	238,803

Mail pharmacy prescriptions filled	4,271	3,884	8,453	7,337

Adjusted claims(5)	131,663	131,708	267,197	260,813

Revenues (%)
Data Services	79.7	82.4	80.4	82.9
Mail Services	18.7	16.3	18.0	15.7
Clinical and Other	1.6	1.3	1.6	1.4

Condensed Balance Sheet Data

(Unaudited)

(in thousands)

	Sept. 30, 2003	Mar. 31, 2003
Cash	$112,723	$111,247
Accounts receivable, net	1,656,393	1,627,931
Inventories	136,319	99,429
Property & equipment, net	144,043	151,200
Goodwill and intangible assets, net	1,621,408	1,629,320
Other assets	107,879	93,617

Total assets	3,778,765	3,712,744

Claims and accounts payable	2,055,354	2,005,306
Accrued expenses	127,092	107,048
Long-term debt, including current portion	287,902	448,011
Other liabilities	192,684	181,905

Total liabilities	2,663,032	2,742,270

Stockholders’ equity	1,115,733	970,474

Total liabilities & stockholders’ equity	$3,778,765	$3,712,744

Long-term debt, including current portion, consisted of the following:
Senior notes	$187,825	$187,825
Asset securitization facility and other	100,077	260,186

	$287,902	$448,011

Condensed Cash Flow Statement

(Unaudited)

(in thousands)

	Six Months Ended
	Sept. 30, 2003	Sept. 30, 2002
Cash flows from operating activities:
Net income	$99,683	$77,551
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,525	21,689
Other	25,529	10,247

Net cash provided by operating activities	152,737	109,487

Cash flows from investing activities:
Purchase of property and equipment	(13,827)	(44,774)
Acquisition, net of cash acquired, and JV investment, and other	(2,213)	(1,900)

Net cash used in investing activities	(16,040)	(46,674)

Cash flows from financing activities:
Net proceeds from issuance of Common Stock	24,888	4,657
Purchase of Class A Common Stock — Treasury Stock	—	(71,841)
Net activity on asset securitization facility	(159,998)	130,802
Payments on long-term obligations	(111)	(162,961)
Other	—	(1,416)

Net cash used in financing activities	(135,221)	(100,759)

Net increase (decrease) in cash	1,476	(37,946)

Cash and cash equivalents, beginning of period	111,247	139,145

Cash and cash equivalents, end of period	$112,723	$101,199

Notes:

(1)	The following table provides a breakdown of the items to reconcile earnings and earnings per share excluding merger-related charges associated with the company’s strategic combination with Caremark Rx, announced September 2, 2003, to reported net income and earnings per share.

(in thousands, except per share data)	Three Months Ended Sept. 30, 2003
Merger-related charges associated with Caremark Rx strategic combination:
Total merger-related charges	$3,385
Effective tax rate	39.5%

Taxes associated with merger-related charges	1,337

Total merger-related charges, net of taxes	$2,048

Reconciliation to Net Income:
Net income as reported	$51,300
Total merger-related charges, net of taxes	2,048

Earnings excluding merger-related charges	$53,348

Reconciliation to Earnings Per Diluted Share:
Net income per share as reported	$0.52
Total merger-related charges, net of taxes, per share	0.02

Earnings per share excluding merger-related charges	$0.54

(2)	EBITDA is net income before interest, loss on early retirement of debt, taxes, depreciation and amortization expenses. EBITDA is a supplemental measure used to evaluate a company’s ability to incur and service indebtedness and capacity for making capital expenditures. EBITDA does not represent funds available for discretionary use and should not be considered as an alternative to net income or cash flow from operating activities measured under GAAP or as a measure of liquidity. In addition, our calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies. We believe that net cash provided by operating activities is the most directly comparable financial measure calculated and presented in accordance with GAAP. However, we have reconciled EBITDA to net income as well as net cash provided by operating activities in the Supplemental Data.

(3)	During the fourth quarter of fiscal 2003, we adopted EITF 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor.” The company elected to adopt the EITF retrospectively. The effect of the adoption had no effect on gross profit, operating income, net income, earnings per share or cash flow but resulted in an equal reduction of revenues and cost of revenues. All periods presented reflect the retrospective adoption.

(4)	In accordance with Statement of Financial Accounting Standards No. 145 (an amendment of FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt”) any gain or loss on extinguishment of debt that was classified as an extraordinary item shall be reclassified. Accordingly, the loss on early retirement of debt in the prior year has been reclassified, as has the related provision for income taxes.

(5)	Adjusted claims are defined as pharmacy network claims processed plus mail pharmacy prescriptions multiplied by 3, as mail claims typically represent a 3-month supply, while pharmacy network claims typically represent a one-month supply.